EXHIBIT 4.05

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Reliance Steel & Aluminum Co. (“Reliance”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.

The following summary of the terms of Reliance’s common stock, par value $.001 per share (the “common stock”) is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) and the complete text of Reliance’s Restated Certificate of Incorporation (the “certificate of incorporation”) and Amended and Restated Bylaws (the “bylaws”). Both our certificate of incorporation and bylaws are exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.05 is a part.

Authorized Capital Stock

Reliance is authorized to issue (i) 200,000,000 shares of Common Stock, par value $.001 per share (herein called “common stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $.001 per share (herein called “preferred stock”).

As of December 31, 2019, we had approximately 67 million shares of common stock issued and outstanding and no shares of preferred stock outstanding. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

American Stock Transfer & Trust Company, LLC, is the transfer agent and registrar for our common stock. Shares of common stock are listed on the New York Stock Exchange under the symbol “RS.”

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, dividends may be declared and paid on the common stock, out of funds available for their payment, at such times and in such amounts as the board in its discretion shall determine.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our common stock does not have cumulative voting rights.

Rights Upon Liquidation

Upon the dissolution, liquidation or winding up of Reliance, subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of the common stock are entitled to receive the assets of Reliance available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other Rights

Holders of common stock have no conversion, preemptive or other rights to subscribe for additional shares of common stock. The common stock is not subject to further calls or assessments by Reliance, and there are no redemption or sinking fund provisions applicable to the common stock.

Provisions Relating to Amendments to Reliance’s bylaws and certificate of incorporation

Under Delaware General Corporation Law, stockholders have the right to adopt, amend or repeal the certificate of incorporation and bylaws of a corporation. However, Delaware General Corporation Law requires that any amendment to the certificate of incorporation also be approved by the board. Under Delaware General Corporation

Law, unless a higher vote is required in a corporation’s certificate of incorporation, amendments to the corporation’s certificate of incorporation will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

In addition, the bylaws may be amended by the board with respect to all matters not exclusively reserved by law to the stockholders. Amendments to the bylaws may be adopted and approved by the affirmative vote of the holders of record of a majority of the outstanding shares of stock of Reliance entitled to vote at any annual or special meeting, or by the affirmative vote of a majority of the directors cast at any regular or special meeting, at which a quorum is present.

Certain Statutory and Charter Provisions

Certain provisions of the certificate of incorporation and bylaws summarized in the following paragraphs may be deemed to have an antitakeover effect and may delay, defer or prevent a tender offer or takeover attempt.

Potential Issuances of Preferred Stock and Preference Stock

The certificate of incorporation authorizes the board to issue up to 5,000,000 shares of preferred stock, from time to time, in such class or classes, and such series within any class, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the board may determine.

Although the board has no intention at the present time of doing so, it could issue a class or series of preferred stock, or rights to acquire preferred stock, that could, depending on the terms of such class or series, dilute the interest of, or impair the voting power of, holders of the common stock, or could also be used as a method to impede completion of a merger, tender offer or other takeover attempt that the holders of some, or a majority, of Reliance shares might believe to be in their best interests or in which Reliance stockholders might receive a premium for their shares over the then-current market price of such shares.

Advance Notice Requirements for Stockholder Proposals

The bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who has otherwise complied with the provisions of the bylaws and applicable law.  The bylaws may have the effect of precluding or delaying the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Reliance.

Proxy Access Nominations

The bylaws permit an eligible stockholder or group of up to 20 stockholders who have owned 3% or more of Reliance’s common stock for at least three years to nominate and include in Reliance’s proxy statement director candidates to occupy up to the greater of two directors or 25% of the Board, provided that the stockholder has satisfied the notice and other requirements specified in the bylaws.

Stockholder Action by Written Consent

The bylaws provide that any action required or permitted to be taken at any annual or special meeting of the stockholders of Reliance may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding capital stock of Reliance having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

Exclusive Forum

The certificate of incorporation provides that unless Reliance consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Reliance; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of Reliance to Reliance or Reliance’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware; (iv) any action asserting a claim arising pursuant to any provision of the certificate of incorporation or the bylaws; or (v) any action asserting a claim that is governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of Reliance will be deemed to have received notice and consented to the exclusive forum provision. This exclusive forum provision may have the effect of discouraging lawsuits against Reliance and Reliance’s directors, officers, employees and stockholders. This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.